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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                                            --------------------
                                                            | SEC FILE NUMBER  |
                                                            |    001-12565     |
                                                            --------------------

                                                            --------------------
                                                            |   CUSIP NUMBER   |
                                                            |     157901109    |
                                                            --------------------

                                  (Check One):

[ ] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [ ] Form 10-QSB
                [ ] Form N-SAR [X]  Form 10-KSB


                  For Period Ended: DECEMBER 31, 2004

                  [ ]  Transition Report on Form 10-K
                  [ ]  Transition Report on Form 20-F
                  [ ]  Transition Report on Form 11-K
                  [ ]  Transition Report on Form 10-Q
                  [ ]  Transition Report on Form N-SAR
                  For the Transition Period Ended:
                                                   -----------------

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

         If the notification relates to a portion of the filing checked above,
identify the Item(s) to which the notification relates:   N/A

PART I--REGISTRANT INFORMATION

                      CHAMPION COMMUNICATION SERVICES, INC.
                             Full Name of Registrant

                                 NOT APPLICABLE

                            Former Name if Applicable

                         1610 WOODSTEAD COURT, SUITE 330
            Address of Principal Executive Office (Street and Number)


                           THE WOODLANDS, TEXAS 77380
                           (City, State and Zip Code)


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PART II--RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III--NARRATIVE

State below in reasonable detail the reasons why the Form 10-KSB, 11-K, 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed period.

         The Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2004 could not be filed within the prescribed time period in significant part because of our international operations and the time required for our accountants to complete their audit and make appropriate adjustments to our financial statements relating to our international assets, specifically those assets based in Vietnam. The Registrant intends to file its Annual Report on Form 10-KSB contemporaneously with the filing of this Form 12b-25, which will reflect the financial statement adjustments discussed in the foregoing sentence.

PART IV--OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification


         PAMELA R. COOPER            (281)            362-0144 (X28)
              (Name)              (Area Code)       (Telephone Number)


         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                [X] Yes    [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                [ ] Yes    [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                      CHAMPION COMMUNICATION SERVICES, INC.
                  (Name of Registrant as Specified in Charter) has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  April 1, 2005                    By: /s/ Pamela R. Cooper
                                            --------------------------------
                                        Name:   Pamela R. Cooper
                                        Title:  Chief Financial Officer